Exhibit 10.1

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into on December 17, 2007 (the "Effective Date"), by and between Sprint Nextel Corporation, a Kansas corporation (the "Company") on behalf of itself and any of its subsidiaries, affiliates and related entities, and Daniel R. Hesse (the "Executive") (the Company and the Executive, collectively, the "Parties," and each, a "Party"). Certain capitalized terms are defined in Section 30.

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive as President and Chief Executive Officer and the Executive desires to accept such employment;

         WHEREAS, the Executive and the Company desire to enter into this Agreement; and

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree as follows:

     1. Employment.

     (a) The Company will employ the Executive, and the Executive will be employed by the Company upon the terms and conditions set forth herein.

     (b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company's Code of Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

     2. Term. Subject to termination under Section 9, the Executive's employment shall be for an initial term of 36 months commencing on the Effective Date and shall continue through the third anniversary of the Effective Date (the "Initial Employment Term"). At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the Employment Term will be automatically extended by an additional 12 months (each, a "Renewal Term"), unless not less than 12 months prior to the end of the Initial Employment Term or any Renewal Term, either the Executive or the Company has given the other written notice (in accordance with Section 20) of non-renewal. The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

      3.  Position and Duties of the Executive.

     (a) The Executive shall serve as the President and Chief Executive Officer of the Company and shall have such duties and authority consistent with such position as shall be

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determined  from  time to time by the Board of  Directors  of the  Company  (the
"Board") and as is customary for the position of chief executive officer of a company of the size and nature of the business of the Company, and agrees to serve as an officer of any enterprise and/or agrees to be an employee of any Subsidiary as may be reasonably requested from time to time by the Board, or any committee of the Board. In such capacity, the Executive shall report only to the Board, shall be the highest ranking senior officer of the Company, and all employees of the Company shall report, directly or indirectly, to the Executive. The Company will appoint the Executive to the Board on the Effective Date and thereafter will nominate him for election to the Board by the Company's shareholders at future annual shareholders' meetings.

     (b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave and except as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the business of the Company, to any duties as may be delineated in the Company's Bylaws for the Executive's position and title and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board, or any committee of the Board, in each case, within the framework of the Company's policies and objectives.

     (c) During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11, 12 or 13 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs and, subject to the prior approval of the Board serve as a member of the governing board of any such organization or any private or public for-profit company. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.

     4.  Compensation.

     (a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $1,200,000 (the "Base Salary"), which Base Salary shall be payable at the times and in the manner consistent with the Company's general policies regarding compensation of the Company's senior executives. The Base Salary will be reviewed periodically by the Compensation Committee and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company's senior executives) from time to time in the Compensation Committee's sole discretion.

     (b) Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans, annual bonus plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company's senior executives, including, but not limited to, the STIP and the LTSIP. Incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements.

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          (i)  Annual  Performance  Bonus.   During  the  Employment  Term,  the
     Executive shall be entitled to participate in the STIP, with such opportunities as may be determined by the Compensation Committee in its sole discretion ("Target Bonuses"); provided, however, that for the bonus year ending December 31, 2008 and thereafter during the Employment Term, the Executive will participate at an annual Target Bonus opportunity of 170% of his Base Salary, (as may be increased, but not decreased, except for across-the-board reductions generally applicable to the Company's senior executives), and the Executive shall be entitled to receive full payment of any award under the STIP up to a maximum annual bonus of 200% of his Target Bonus, determined pursuant to the STIP (a "Bonus Award").

          (ii) Long-Term Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the LTSIP with such opportunities, if any, as may be determined by the Compensation Committee ("LTSIP Target Award Opportunities"); provided, however, that the Executive's initial LTSIP Target Award Opportunity for 2008 will be at a value of $10 million, which shall be granted in the form of equity and/or cash-based awards based on the Company's practices under the LTSIP for its senior executives.

          (iii) Incentive bonuses, if earned, shall be paid when incentive compensation is customarily paid to the Company's senior executives in
     accordance   with  the  terms  of  the   applicable   plans,   programs  or
     arrangements.

          (iv) Pursuant to the Company's applicable incentive or bonus plans as in effect from time to time, the Executive's incentive compensation during the term of this Agreement may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

     (c) Equity Compensation. The Executive shall be eligible to participate in such equity incentive compensation plans and programs as the Company generally provides to its senior executives, including, but not limited to, the LTSIP. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the award agreements evidencing such grants and the applicable plan or program.

     (d) Sign-on Compensation.

          (i) Sign-On Cash Bonus Award. Not later than 15 days after the Effective Date, the Company shall pay to the Executive a cash sign-on bonus in the amount of $2,650,000.

          (ii) Sign-On Option Award. On the Effective Date the Compensation Committee will grant to the Executive an option to purchase 3,275,000 shares of the Company's Common Stock under the LTSIP (the "Sign-On Option Award"). The Sign-On Option Award will be subject to the terms and conditions of the option agreement attached hereto as Exhibit A. With respect to 1 million shares underlying the Sign-On Option Award, the Option Price will equal the Market Value Per Share on the Date of Grant (each term as defined in the LTSIP). With respect to 1 million shares

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     underlying the Sign-On Option Award, the Option Price will equal the Market
     Value Per Share on the Date of Grant (each term as defined in the LTSIP). With respect to 1 million shares underlying the Sign-On Option Award, the Option Price will equal 120% of the Market Value Per Share on the Date of Grant. With respect to the remaining 1.275 million shares underlying the Sign-On Option Award, the Option Price will equal 140% of the Market Value Per Share on the Date of Grant. Subject to the terms and conditions of the option agreement evidencing such grant, the Sign-On Option Award shall vest in equal annual installments on each of the first three anniversaries of the Date of Grant; provided, however, that to the extent the Sign-On Option Award is not assumed, converted or replaced with equivalent value awards by the resulting entity in the event of a Change in Control (as defined in the LTSIP), the Sign-On Option Award shall immediately vest and become fully
     exercisable.   Except  as  otherwise  provided  in  the  Executive's  award agreement evidencing the Sign-On Option Award, the Sign-on Option Award will be governed by provisions of the LTSIP.

          (iii) Sign-On RSU Award. On the Effective Date the Compensation Committee will grant to the Executive restricted stock units (the "Sign-On RSU Award"). The Sign-On RSU Award will be subject to the terms and conditions of the restricted stock unit agreement evidencing such grant attached as Exhibit A. The Sign-On RSU Award will be granted at an aggregate value of $10 million based on the Market Value Per Share on the Date of Grant (each term as defined in the LTSIP) and shall vest in equal annual installments on each of the first three anniversaries of the Date of Grant; provided, however, that to the extent the Sign-On RSU Award is not assumed, converted or replaced with equivalent value awards by the resulting entity in the event of a Change in Control (as defined in the LTSIP), all restrictions with respect to any unvested portion of the Sign-On RSU Award shall immediately lapse and the Sign-On RSU Award will become vested and nonforfeitable. Except as otherwise provided in the Executive's award agreement evidencing the Sign-On RSU Award, the Sign-On RSU Award will be governed by provisions of the LTSIP. After the Sign-On RSU Award vests, the RSUs will remain outstanding and the Executive will be entitled to delivery of the shares underlying the vested Sign-On RSU Award on the first business day of the seventh month following the Executive's termination of employment. On each date that the Company pays a dividend on the Common Stock underlying the Sign-On RSU Award to the extent it is not vested, the unvested Sign-On RSU Award will accrue additional whole or fractional RSUs equal to the number of shares of Common Stock the dividend would buy at the Market Value Per Share on the dividend payment date. These additional RSUs will vest and be subject to delivery at the same time as the shares originally payable under the Sign-On RSU Award. To the extent the Sign-On RSU Award is vested, on each date that the Company pays a dividend on the Common Stock, the Executive will receive an amount of cash equal to the dividends on the number of shares underlying the vested Sign-On RSU Award in cash.

     5.  Benefits.

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     (a) During the  Employment  Term,  the Company shall make  available to the
Executive,  subject  to  the  terms  and  conditions  of the  applicable  plans,
participation   for  the   Executive  and  his  eligible   dependents   in:  (i)
Company-sponsored group health, major medical, dental, vision, life insurance, pension and profit sharing, 401(k) and employee benefit plans, programs and arrangements (the "Employee Plans") and such other usual and customary benefits in which senior executives of the Company participate from time to time, and
(ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group. The Executive shall be entitled to indemnification on terms and conditions no less favorable than those made available generally to the senior officers as such indemnification arrangements shall be in effect from time to time

     (b) The Executive acknowledges that the Company may change its benefit programs from time to time which may result in certain benefit programs being amended or terminated for its senior executives generally.

     6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company's Enterprise Financial Services--Employee Travel and Expense Policy, as may be amended from time to time, or any successor policy, plan program or arrangement thereto and any other of its expense policies applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies. Any reimbursement or provision of in-kind benefits made during the Executive's lifetime pursuant to the terms of this Section 6 shall be made not later than December 31st of the year following the year in which the Executive incurs the expense; provided, however, that in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 6 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

     7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company's policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company's vacation policy at a minimum of four (4) weeks vacation per calendar year, in accordance with the Company's policy generally applicable to senior executives.

     8. Place of Performance. If the Company relocates the Executive's place of work more than 50 miles from his place of work prior to such relocation, the Executive shall relocate to a residence within (a) 50 miles of such relocated executive offices or (b) such total miles that does not exceed the total number of miles the Executive commuted to his place of work prior to relocation of the Executive's place of work. To the extent the Executive relocates his residence as provided in this Section 8, the Company will pay or reimburse the Executive's relocation expenses in accordance with the Company's relocation policy applicable to senior executives. Any reimbursement or provision of in-kind benefits made during the Executive's lifetime pursuant to the terms of this
Section 8 shall be made not later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of

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expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 8 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

     9. Termination.

     (a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Employment Term, the Executive's employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive accrued but unpaid cash compensation and vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

     (b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason outside of the CIC Severance Protection Period. If, during the Employment Term, the Executive's employment is terminated by the Company without Cause or the Executive terminates for Good Reason prior to or following expiration of the CIC Severance Protection Period, the Executive shall be entitled to receive from the Company: (1) the Executive's accrued, but unpaid, Base Salary through the date of termination of employment, payable in accordance with the Company's normal payroll practices, and (2) conditioned upon the Executive delivering to the Company a release in a form reasonably satisfactory to the Company (the "Release") within 21 days after termination of the Executive's employment, with all periods for revocation expired (the "Release Effective Date"), in full satisfaction of the Executive's rights and any benefits the Executive might be entitled to under the Separation Plan and this Agreement, unless otherwise specified, during the Payment Period, the Executive shall be entitled to:

          (i) receive from the Company periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company's payroll practices applicable to the Executive at the time of termination for the duration of the Payment Period, and each such payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code;

          (ii) (A) receive a pro rata payment of the Bonus Award for the portion of the Company's fiscal year prior to the date of termination of his employment; (B) receive a pro rata payment of the Capped Bonus Award for the portion of the Company's fiscal year following the date of termination of his employment; (C) receive for the next fiscal year following the fiscal year during which termination of his employment occurs, the Capped Bonus Award; and (D) receive payment of a pro rata portion of the Capped Bonus Award for the second year following the fiscal year during which the Executive's employment terminates (for purposes of this Section 9(b)(ii), any pro rata payment shall be determined based on the

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     methodology  for  determining  pro rated awards  under the STIP,  each such payment shall be payable in accordance with the provisions of the STIP and each such payment shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code); provided, however, that to the extent the Executive's employment is terminated for Good Reason due to a reduction of the Executive's Target Bonus, in accordance with Section 29(x)(ii), the Executive's Target Bonus for the purposes of this Section 9(b)(ii) shall be the Executive's Target Bonus immediately prior to such reduction;

          (iii) continued participation in the Company's group health plans at then-existing participation and coverage levels for the number of months equal to the period of continuation coverage the Executive would be entitled to pursuant to Section 4980B of the Code, in accordance with
     Section 409A of the Code, comparable to the terms in effect from time to time for the Company's senior executives, including any co-payment and premium payment requirements and the Company shall deduct for each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that subject to Section 9(b)(iv), (A) following such period, the Executive shall retain any rights to continue coverage under the Company's group health plans under the benefits continuation provisions pursuant to
     Section 4980B of the Code by paying the applicable  premiums of such plans;
     (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(iii);

          (iv) continued participation at the Executive's sole cost in the Company's group health plans at then-existing participation and coverage levels for the six-month period following the period of continuation coverage the Executive would be entitled to, if any, pursuant to Section 9(b)(iii) above, in accordance with Section 409A of the Code, comparable to the terms in effect from time to time for the Company's senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month commencing with the first calendar month of the six-month period following the period of continuation coverage specified in Section 9(b)(iii), and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage and each payment pursuant to this
     Section 9(b)(iv) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company's group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; (B) the Executive shall no longer be eligible to receive

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     the benefits otherwise  receivable  pursuant to this Section 9(b)(iv) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(iv);

          (v) continued participation in the Company's employee life insurance plans at then-existing participation and coverage levels for 24 months following the Release Effective Date, comparable to the terms in effect from time to time for the Company's senior executives, including any co-payment and premium payment requirements and the Company shall deduct for each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that (A) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(v) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and (C) the Company will not provide for cash in lieu of benefits under this Section 9(b)(v);

          (vi) accelerated vesting of any unvested portion of the Sign-On Option Award;

          (vii) all restrictions with respect to any unvested portion of the Sign-On RSU Award shall immediately lapse and the Sign-On RSU Award will become vested and nonforfeitable, and the Executive will be entitled to payment on the first business day of the seventh month following the Executive's termination of employment; and

          (viii) receive outplacement services by a firm selected by the Company at its expense in an amount not to exceed $35,000, and the Company will not provide for cash in lieu of this benefit; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive's separation from service occurs.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not signed the Release with all periods for revocation expired as provided in this Section 9(b) and the Release, such determination to be made at the conclusion of the applicable revocation period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b).

     (c) Termination by the Company Without Cause or Resignation by the Executive for Good Reason During the CIC Severance Protection Period. If prior to the expiration of the Employment Term and during the CIC Severance Protection Period, the Executive's employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, subject to the terms and conditions of the CIC Severance Plan, the Executive shall be entitled to severance compensation and benefits pursuant to the terms of the CIC Severance Plan. To the extent that the Executive is not a Participant in


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the CIC  Severance  Plan at the  time of  termination,  the  Executive  shall be entitled to severance compensation and benefits pursuant to the terms of Section 9(b). Furthermore, the Executive will be entitled to accelerated vesting of any unvested portion of the Sign-On Option Award, and all restrictions with respect to any unvested portion of the Sign-On RSU Award shall immediately lapse and the Sign-On RSU Award will become vested and nonforfeitable, and the Executive will be entitled to payment on the first business day of the seventh month following the Executive's termination of employment.

     (d) Termination by Death. If the Executive dies during the Employment Term, the Executive's employment will terminate and the Executive's beneficiary or if none, the Executive's estate, shall be entitled to receive from the Company, the Executive's accrued, but unpaid Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law. Upon the Executive's death, any unvested portion of the Sign-On Option Award shall immediately vest, and all restrictions with respect to any unvested portion of the Sign-On RSU Award shall immediately lapse and the Sign-On RSU Award will become vested, nonforfeitable and payable upon the Executive's death.

     (e) Termination by Disability. If the Executive becomes Disabled, prior to the expiration of the Employment Term, the Executive's employment will terminate and the Executive shall be entitled to:

          (i) receive periodic payments equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company's payroll practices applicable to the Executive at the time of termination for the longer of 12 months or the applicable waiting period under the Company's long-term disability plan (the "LTD Plan") (reduced by any amounts paid under the LTD Plan) now or hereafter sponsored by the Company (calculated on a monthly basis)); provided, however, that in the event that the Executive is a "specified employee" (within the meaning of Section 409A of the Code and determined in accordance with procedures adopted by the Company), any such payments that constitute deferred compensation within the meaning of Section 409A of the Code will not commence until earliest to occur of (A) the first business day of the seventh month following the date of the Executive's "separation from service," or (B) death, except that the Executive on such date will be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitute deferred compensation within the meaning of Section 409A of the Code that the Executive would have been entitled to receive during the six-month period following the Executive's "separation from service", and the Executive shall receive the remaining payments for six months payable in equal installments on the regular payroll dates under the Company's payroll practices applicable to the Executive at the time of termination commencing on the first business day of the seventh month following the date of the Executive's "separation from service," as specified in this
     Section 9(e)(i), and each payment pursuant to this Section 9(e)(i) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;

          (ii) continued participation in the Company's group health plans at then-existing participation and coverage levels for the longer of 12 months or the waiting period under the LTD Plan comparable to the terms in effect from time to time for the Company's senior executives, including any co-payment and premium payment requirements; provided, however, that the Company will not provide for cash in lieu of these benefits under this
     Section 9(e)(ii); provided further that if the Executive would not be eligible for participation under the Company's group health plans but for this Section 9(e)(ii), such continued participation will be at the Executive's sole cost and only to the extent the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month of such coverage, and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, and each payment pursuant to this Section 9(e)(ii) shall be regarded as a separate payment and not one of a series of payments for purposes of Code Section 409A;

          (iii) accelerated vesting of any unvested portion of the Sign-On Option Award; and

          (iv) all restrictions with respect to any unvested portion of the Sign-On RSU Award shall immediately lapse and the Sign-On RSU Award will become vested and nonforfeitable, and the Executive will be entitled to payment on the first business day of the seventh month following the Executive's termination of employment.

     (f) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source. The Executive's coverage under the Company's medical, dental, vision and employee life insurance plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

     (g) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12, 13 or 15 by the Executive.

     10. Confidential Information; Statements to Third Parties.

     (a) During the Employment Term and on a permanent basis upon and following termination of the Executive's employment, the Executive acknowledges that:

          (i) all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries or any affiliates of the Company or its Subsidiaries (collectively, the "Company Group"), which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, of a proprietary, private, secret or confidential (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) nature concerning the Company Group's business, business relationships or financial affairs (collectively, "Proprietary Information") shall be the exclusive property of the Company Group.

          (ii) reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information;

          (iii) such Proprietary Information is and will remain the sole property of the Company Group; and

          (iv) any retention or use by the Executive of Proprietary Information after the termination of the Executive's services for the Company Group will constitute a misappropriation of the Company Group's Proprietary Information.

     (b) The Executive further acknowledges and agrees that he will take all affirmative steps reasonably necessary or required by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company.

     (c) All materials or copies thereof and all tangible things and other property of the Company Group that constitute Proprietary Information in the Executive's custody or possession shall be delivered to the Company (to the extent the Executive has not already returned) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or
(ii) the Executive's termination of employment for any reason or Cause, including for nonrenewal of this Agreement, Disability, termination by the Company or termination by the Executive. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any statements or affirmations of compliance under oath that the Company may require.

     (d) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property, set forth in Section 10(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

     (e) The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Proprietary Information of the Company Group without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval of the Board, either during or after his employment with the Company.

     (f) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any of the Company Group's Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required, and the Executive will exercise all legal efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

     (g) The Executive's obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company's policies, general legal or equitable principles or statutes.

     (h) During the Employment Term and following his termination of employment:

          (i) Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director;

          (ii) the Company shall refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive; provided, however that the foregoing shall not prohibit the Company from complying with its policies regarding public statements with respect to the Executive, or otherwise complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

          (iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law.

     (i) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 10 would cause irreparable harm to the Company Group, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(g), and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

     11. Non-Competition. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period:

     (a) The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive's ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph.

     (b) "Competitor" means, at the time of Executive's termination of employment for any reason, any individual, corporation, partnership, association, joint venture, or trust (a "Person") or any of such Person's Divisions doing business in the United States including any territory of the United States (the "Territory") or any of such Person's Divisions employing the Executive if such Person or its Division: (i) receives at least 15% of its gross operating revenues from providing communications services of any type (for example, voice, data, including Internet, and video), which services are transmitted via any transmission medium (for example, wireline, wireless, or any other technology), over any distance (for example, local, long distance, and distance insensitive services), using any protocol (for example, circuit switched or packet-based, such as Internet Protocol); (ii) receives at least 15% of its gross operating revenue from a line of business in which the Company Group receives at least 3% of its operating revenues; (iii) is operating for less than 5 years a line of business from which the Company Group derives at least 3% of gross operating revenues, notwithstanding such Person's or Division's lack of substantial revenues in such line of business; (iv) receives at least 15% of its gross operating revenue from a line of business in which the Company Group has operated for less than 5 years, notwithstanding the Company Group's lack of substantial revenues in such line of business; or (v) is engaged in any activity or has an interest in any activity in which Proprietary Information to which the Executive had access at any time during the two-year period before his termination of employment could be of substantial economic value to the Person or its Division. For this purpose, "Division" means any distinct group, subsidiary, or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

        For purposes of the foregoing, gross operating revenues of the Company Group and such other Person shall be those of the Company Group or such Person, together with their Company Group, but those of any Division employing or proposing to employ Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company Group and such other Person or Division at the time Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person or Division. If financial information is not publicly available or is inadequate for purposes of applying this definition, the ultimate burden shall be on Executive to present information that such Person or Division is not a Competitor.

     (c) The  Executive  acknowledges  and agrees  that,  for  purposes  of this
Section 11, due to the continually evolving nature of the Company Group's industry, the scope of its business and/or the identities of Competitors may change over time and that breach of this Agreement by accepting employment with a Competitor would irreparably injure the Company Group. The Parties further acknowledge and agree that the Company Group currently markets its products and services on a nationwide basis, encompassing the Territory, and may expand such Territory to include any international and foreign markets, in which case the Parties acknowledge that the terms and provisions of this Section 11 shall apply to such expanded markets.

     (d) The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

     12. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do or suffer any of the following:

     (a) solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

     (b) induce any person who is an employee, officer or agent of the Company Group, or any of its affiliated, related or subsidiary entities to terminate such relationship;

     (c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive's employment for purposes of business which is competitive to the Company Group within the Territory; or

     (d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner without prior written consent.

     (e) For purposes of this Section 12, the term "solicit or persuade" includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, and (iii) initiating communications with any person or entity relating to a possible Change in Control.

     13. Developments.

     (a) The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company's business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company's business and are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as "Developments").

     (b) The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive's rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company's business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this
Section 13(b) shall be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes.

     (c) The Executive further agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

     (d) The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive's signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Executive's agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on the Executive's behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

     14. Remedies. The Executive and the Company agree that the covenants contained in

Sections 10, 11, 12 and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under Sections 10, 11, 12 and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive's violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11, 12 or 13 or engages in any activity that would constitute a material and willful breach save for the Executive's action being in a state where any of the provisions of Sections 10, 11, 12, 13 or this Section 14 is not enforceable as a matter of law, then the Company's obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated.

     15. Continued Availability and Cooperation.

     (a) Following termination of the Executive's employment, the Executive agrees that, consistent with the Executive's business and personal affairs, he will cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive's employment by the Company. Cooperation will include, but is not limited to:

          (i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

          (ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company's counsel reasonably requests;

          (iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and

          (iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

     (b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys' fees (if independent legal counsel is necessary), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive's termination of employment. Any reimbursement or provision of in-kind benefits made during the Executive's lifetime pursuant to the terms of this Section 15(b) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense. In no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement of expenses or in-kind benefit pursuant to this Section 15(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.

     16. Dispute Resolution.

     (a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. ("JAMS") pursuant to its Employment Arbitration Rules and Procedures and governed by Kansas law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party's request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties, and in the location where the Executive worked during the six months immediately prior to the request for arbitration if that location is in Kansas or Virginia, and if not, the location will be Kansas, unless the Parties agree otherwise.

     (b) The Parties agree that each will bear their own costs and attorneys' fees. The arbitrator shall not have authority to award attorneys' fees or costs to any Party.

     (c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator's award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

     (d) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction in Kansas, which court shall apply Kansas law consistent with Section 21 of this Agreement, where either Party may seek injunctive or equitable relief.

     17. Other Agreements. No agreements (other than the agreements evidencing any grants of equity awards) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.

     18. Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

     19. Successors and Binding Agreement.

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

     (b) This  Agreement  will inure to the benefit of and be enforceable by the
Executive's  personal  or  legal  representatives,   executors,  administrators,
successors, heirs, distributees and legatees.

     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     20. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     21. Governing Law and Choice of Forum.

     (a) This Agreement will be construed and enforced according to the laws of the State of Kansas, without giving effect to the conflict of laws principles thereof.

     (b) To the extent not otherwise provided for by the Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Overland Park, Johnson County, Kansas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company hereby expressly waive any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

     22. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

     23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties' respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 18, 22 and 26, and the indemnification arrangement according to its terms, will survive any termination or expiration of this Agreement or the termination of the Executive's employment.

     24. Representations and Acknowledgements.

     (a) The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer.

     (b) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with the Company, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

     (c) The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12 and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(c) and to make such persons aware of the Executive's obligations under this Agreement.

     25. Compliance with Code Section 409A. It is intended that any amounts payable under this Agreement and the Company's and the Executive's exercise of authority or discretion hereunder shall comply with the provisions of Section
409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

     26. Amendment; Waiver. Except as otherwise provided herein, his Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     27. Legal Fees. The Executive shall be entitled reimbursement of reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed twenty-five thousand dollars ($25,000).

     28.   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     29. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     30. Defined Terms.

     (a) "Agreement" has the meaning set forth in the preamble.

     (b) "Base Salary" has the meaning set forth in Section 4(a).

     (c) "Board" has the meaning set forth in Section 3(a).

     (d) "Bonus Award" has the meaning set forth in Section 4(b)(i).

     (e) "Bylaws" means the Amended and Restated Sprint Nextel Corporation Bylaws, as may be amended from time to time.

     (f) "Capped Bonus Award" shall mean the lesser of the annual Target Bonus or actual performance for such fiscal year in accordance with the then existing terms of the STIP, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived.

     (g) "Cause" shall mean:

          (i) any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

          (ii) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

          (iii) any intentional misconduct materially injurious to the Company or any Subsidiary, financial or otherwise, or including, but not limited to, misappropriation, fraud including with respect to the Company's accounting and financial statements, embezzlement or conversion by the Executive of the Company's or any of its Subsidiary's property in connection with the Executive's duties or in the course of the Executive's employment with the Company;

          (iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive's duties or in the course of the Executive's employment with the Company; provided, however, that if such indictment is resolved without resulting in a conviction, the Executive shall be entitled to the benefits under Section 9(b);

          (v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

          (vi) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

          (vii) current alcohol or prescription drug abuse affecting work performance;

          (viii) current illegal use of drugs; or

          (ix) violation of the Company's Code of Conduct, with written notice of termination by the Company for Cause in each case provided under this
     Section 30(g).

         For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" or "willful" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" or "willful" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company. Failure to meet performance expectations, unless willful, continuing, and substantial, shall not be considered "Cause."

     (h)  "Change in Control"  has the  meaning  set forth in the CIC  Severance
Plan.

     (i) "Chief Executive Officer" has the meaning set forth in Section 3(a).

     (j) "CIC Severance Plan" means the Company's Change in Control Severance Plan, as may be amended from time to time, or any successor plan, program or arrangement thereto.

     (k) "CIC Severance Protection Period" has the meaning set forth in the CIC Severance Plan.

     (l) "Certificate of Incorporation" means the Amended and Restated Articles of Incorporation of Sprint Nextel Corporation, as may be amended from time to time.

     (m) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

     (n) "Common Stock" means common stock of the Company, Series 1, par value $2.00 per share.

     (o) "Company" has the meaning set forth in the preamble.

     (p) "Company Group" has the meaning set forth in Section 10(a)(i).

     (q) "Compensation Committee" means the Human Capital and Compensation Committee of the Board.

     (r) "Competitor" has the meaning set forth in Section 11(b).

     (s) "Developments" has the meaning set forth in Section 13(a).

     (t) "Disability" or "Disabled" shall mean:

          (i) the Executive's incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive's duties; and, further,

          (ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive's disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

     (u) "Effective Date" has the meaning set forth in the preamble.

     (v) "Employee Plans" has the meaning set forth in Section 5(a).

     (w)  "Employment  Term" means the Initial  Employment  Term and any Renewal
Term.

     (x) "Executive" has the meaning set forth in the preamble.

     (y) "Good Reason" means the occurrence of any of the following without the Executive's written consent, unless within 30 days of the Executive's written notice of termination of employment for Good Reason, the Company cures any such occurrence:

          (i) the Company's material breach of this Agreement;

          (ii) a material reduction in the Executive's Base Salary, as set forth in Section 4(a), or Target Bonus, as set forth in Section 4(b)(i) (that is not in either case agreed to by the Executive), as compared to the corresponding circumstances in place on the Effective Date as may be increased pursuant to Section 4, except for across-the-board reductions generally applicable to all senior executives; or

          (iii) relocation of the Executive's principal place of work more than 50 miles without the Executive's consent; provided, however, that relocation of the Executive to the principal executive offices of the Company in the vicinity of Fairfax County, Virginia, or to the operational offices on the Company in the vicinity of Overland Park, Kansas, shall not constitute Good Reason.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 90 days of the event giving rise to Good Reason.

     (z) "Initial Employment Term" has the meaning set forth in Section 2.

     (aa) "JAMS" has the meaning set forth in Section 16.

     (bb) "LTD Plan" has the meaning set forth in Section 9(e).

     (cc) "LTSIP" means the Company's 2007 Omnibus Incentive Plan, effective May 8, 2007 as may be amended from time to time, or any successor plan, program or arrangement thereto.

     (dd)  "LTSIP  Target  Award  Opportunities"  has the  meaning  set forth in
Section 4(b)(ii).

     (ee) "Parties" has the meaning set forth in the recitals.

     (ff) "Party" has the meaning set forth in the recitals.

     (gg) "Payment  Period" means the 24-month  period  following the latest of:
(i) the date specified in this Agreement, (ii) the Executive's "separation from service" with the Company or (iii) if the Executive is a "specified employee" (within the meaning of Section 409A of the Code and determined in accordance with procedures adopted by the Company), with respect to any amounts payable that constitutes deferred compensation within the meaning of Section 409A of the Code, the first business day of the seventh month following the date of the Executive's "separation from service" with the Company; except that, in the case clause (iii) applies, on such date, the Executive will be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitutes deferred compensation (within the meaning of Section 409A of the Code) the Executive would have been entitled to receive during the six-month period following the Executive's "separation from service," and the Executive's Payment Period shall then be the 18-month period commencing on such first business day of the seventh month following the Executive's "separation from service." "Separation from service" has the meaning ascribed to such phrase in Code
Section 409A.

     (hh) " "Proprietary Information" has the meaning set forth in Section 10(a)(i).

     (ii) "Release" has the meaning set forth in Section 9(b).

     (jj) "Release Effective Date" has the meaning set forth in Section 9(b).

     (kk) "Renewal Term" has the meaning set forth in Section 2.

     (ll) "Restricted Period" means the 24-month period following the Executive's date of termination of employment with the Company for any reason or Cause, Disability, termination by the Company or termination by the Executive. If termination occurs after non-renewal of this Agreement by the Company, however, the Restricted Period will mean the 12-month period following the Executive's date of termination of employment.

     (mm) "Separation Plan" means the Company's Separation Plan Amended and Restated Effective August 13, 2006, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

     (nn) "STIP" means the Company's Short-Term Incentive Plan, effective January 1, 2006, as may be amended from time to time, or any successor plan, program or arrangement thereto.

     (oo) "Subsidiary" shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.

     (pp) "Target Bonuses" has the meaning set forth in Section 4(b)(i).

     (qq) "Territory" has the meaning set forth in Section 11(b).

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.


                                     SPRINT NEXTEL CORPORATION

                                  By:/s/ James H. Hance, Jr.
                                     James H. Hance, Jr.
                                     Lead Independent Director


                                     /s/ Daniel R. Hesse
                                         Daniel R. Hesse

                           Sign-On Awards - Exhibit A
                                Evidence of Award
                                 Daniel R. Hesse

Throughout this Evidence of Award we sometimes refer to Sprint Nextel Corporation and its subsidiaries as "we" or "us."

                                  Option Right

1.  Award of Option Right

         The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Option Right to purchase from us 3,275,000 shares of Series 1 common stock, par value $2.00 per share of Sprint Nextel (the "Common Stock") at Option Prices as follows:

            --------------------- -------------- --------------------------
                    Shares           Option          Percent of Date of
                  Underlying         Price           Grant Market Price
                                                          Per Share
            --------------------- -------------- --------------------------
            --------------------- -------------- --------------------------
                1,000,000             $ 13.91        100%
            --------------------- -------------- --------------------------
            --------------------- -------------- --------------------------
                1,000,000             $ 16.69        120%
            --------------------- -------------- --------------------------
            --------------------- -------------- --------------------------
                1,275,000             $ 19.47        140%
            --------------------- -------------- --------------------------

The Option Right is governed by the terms of the Sprint Nextel Corporation 2007 Omnibus Incentive Plan (the "Plan") and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code").

2.  When the Option Right Becomes Exercisable

         Your Option Right becomes exercisable at a rate of 1/3rd of the total number of shares subject to purchase on each of the first three anniversaries of the Date of Grant, conditioned upon you continuously serving as our employee through those vesting dates. You will forfeit the unvested shares under your Option Right if your service with us ends for any reason, unless vesting accelerates as described in paragraph 3 below. These rules, and the post-termination exercise periods are described in Section 6 of this Evidence of Award below.

3.  Acceleration of Vesting

         Unvested shares under your Option Right may become vested before the time at which they would normally become vested by the passage of time -- that is, the vesting may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, (2) your Termination Date (as defined in paragraph 6 below) if your employment is terminated by the Company without Cause or if you resign with Good Reason or (3) under the conditions described in Section 13(a) of the Plan in connection with a Change in Control of Sprint Nextel in which the Option Right is not assumed, converted or replaced by the resulting entity.

4.  Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. You exercise by delivering a written election under procedures established by the Treasurer of Sprint Nextel (including by approved electronic medium) and paying the Option Price. You may pay the Option Price by

     o    check or by wire transfer of immediately available funds,

     o actual or constructive transfer of shares of Common Stock you have owned for at least six months having a Fair Market Value on the Exercise Date equal to the total Option Price,

or by any combination of cash, shares of Common Stock and other consideration as the Committee may permit.

         To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker designated by the Treasurer of Sprint Nextel. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.

5.  Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time, on the tenth anniversary of the Grant Date (the "Expiration Date"). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a "Non-Business Day"), then the Expiration Date will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

6.  Effect of your Termination of Employment

If you cease to be an employee of Sprint Nextel for any reason, the effect on your Option Right is described below. In no event may your Option Right be exercised after the Expiration Date. If, after your termination by the Company without Cause or your resignation with Good Reason, you receive salary continuation paid according to the payroll cycle (i.e., not in a lump sum), Termination Date for purpose of this table means the last day of your severance pay period.


Termination Event         Exercisable Options           Unexercisable Options
--------------------------------------------------------------------------------
Resignation               May exercise up to 90 days    Expire on Termination
(not with Good Reason)    after Termination Date        Date
--------------------------------------------------------------------------------
Termination by the        May exercise up to 90 days    Vest on Termination
Company Without Cause     after Termination Date        Date;
or Resignation by                                       May exercise up to 90
Executive with Good                                     days after Termination
Reason                                                  Date

--------------------------------------------------------------------------------
For Cause                 Forfeited                     Forfeited
--------------------------------------------------------------------------------
Disability or Death       May exercise up to 12         Vest on Termination
                          months after Termination      Date;
                          Date                          May exercise up to 12
                                                        months after
                                                        Termination Date
--------------------------------------------------------------------------------

If the last day to exercise according to this schedule is a "Non-Business Day", then the last day to exercise will occur at 4:00 P.M., U.S. Eastern Time, on the first business day before that day.

                             Restricted Stock Units

7.  Award of Restricted Stock Units

         The Human Capital and Compensation Committee of the Board of Directors of Sprint Nextel has granted you an Award of 718,907 Restricted Stock Units
(RSUs) under the terms of the Plan as of the Date of Grant. Each RSU represents the right for you to receive from us one share of Common Stock on the delivery date. In addition, each RSU gives you the right to dividend equivalents as described in paragraph 11 below. Your right to receive shares of Common Stock under the RSUs is a contractual right between you and us and does not give you a preferred claim to any particular assets or shares of Sprint Nextel.

8.  Restriction Period

         Your RSUs are subject to the restrictions and conditions in this Evidence of Award. Your RSUs vest at a rate of 1/3rd of the total number of shares subject to RSUs on each of the first three anniversaries of the Date of Grant. However, vesting of your RSUs may accelerate as described in paragraph 10 below. RSUs that are subject to forfeiture on your termination of service as an employee are called "unvested RSUs," and RSUs no longer subject to forfeiture or restrictions on transfer are called "vested RSUs." The date on which the RSU becomes vested is its "vesting date."

9.  Forfeiture of RSUs

         You will forfeit unvested RSUs if you terminate your service with Sprint Nextel for any reason (unless vesting of your RSUs accelerates under paragraph 10).

10.  Acceleration of Vesting

         Unvested RSUs may become vested RSUs before the time at which they would normally become vested by the passage of time -- that is, the vesting of RSUs may accelerate. Accelerated vesting occurs upon (1) your termination of service because of your death or Disability, (2) your Termination Date (as defined in paragraph 6 above) if your employment is terminated by the Company without Cause or if you resign with Good Reason or (3) under the conditions described in Section 13(a) of the Plan in connection with a Change in Control of Sprint Nextel in which the RSUs are not assumed, converted or replaced by the resulting entity.

11.  Dividend Equivalents

         Unvested RSUs. If cash dividends are paid on the Common Stock underlying your unvested RSUs, and you hold those RSUs on the dividend record date, you will accrue additional whole or fractional RSUs equal to the number of shares of Common Stock the dividend would buy at the Market Value Per Share on the dividend payment date. These additional RSUs will vest and be subject to delivery at the same time, and have the same terms, as the original RSU award.

         Vested RSUs. If cash dividends are paid on the Common Stock underlying your vested RSUs, and you hold those RSUs on the dividend record date, you will receive on the dividend payment date a cash payment equal to the amount of the dividend paid on the underlying stock.

                 Provisions Applicable to Option Right and RSUs

12. Transfer of your Option Right and RSUs and Designation of Beneficiaries

         Your Option Right and RSUs represent a contract between Sprint Nextel and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate. Also upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

13.  Plan Terms

         All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. A copy of the Plan will be furnished upon request. "Cause" and "Good Reason" have the meanings set forth in your Employment Agreement.

14.  Adjustment

         In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with the Plan, applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.

15.  Amendment

         This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent.

16.  Data Privacy

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         By entering into this agreement, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

17.  Governing Law

         This Evidence of Award will be governed by the laws of the State of Kansas.

18.  Severability

         The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

19.  Entire Agreement

         This Evidence of Award contains the entire understanding of the parties. This Evidence of Award may not be modified or amended except in writing duly signed by the parties, except that we may adopt a modification or amendment to the Evidence of Award that is not materially adverse to you. Any waiver or any right or failure to perform under this Evidence of Award must be in writing signed by the party granting the waiver and will not be deemed a waiver of any subsequent failure to perform.



                                        Sprint Nextel Corporation


                                    By: /s/Sandra J. Price     12-17-07
                                           SVP, Human Resources


                                       /s/Daniel R. Hesse
                                          Daniel R. Hesse



  This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933